EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Ducommun Reports Results for the
Fourth Quarter and Full Year Ended December 31, 2013
Total Debt Reduction of $33 Million in 2013; Ends Year with Backlog of $620 Million
LOS ANGELES, California (February 27, 2014) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and the twelve months ended December 31, 2013.
Fourth Quarter and Full Year 2013 Highlights

•	Cash flow from operations for 2013 was $46.0 million

•	Ducommun made voluntary principal prepayments of $30 million on its term loan in 2013 and also paid off a $3 million promissory note, reducing total debt by $33 million during the year

•	The Company’s firm backlog at the end of 2013 was $620 million

•
Ducommun recorded charges during the 2013 fourth quarter of approximately $8.8 million, or $0.51 after-tax per diluted share, comprised of pre-tax program-related charges of approximately $14.1 million, partially offset by reduced accrued compensation expenses of approximately $5.3 million

“We finished the year with many successes but also some challenges heading into 2014," said Anthony J. Reardon, chairman and chief executive officer. "Ducommun generated $46 million of cash from operations in 2013 and paid down $33 million of debt. We also grew our large commercial aircraft business by approximately 14%, increased military electronic sales by 43%, and finally saw stability come to our non-A&D end use markets -- where we faced a great deal of headwind last year. Our backlog remains solid, and we have a very diverse array of customers, programs, and products.
"In 2014 we will see the winding down of the C-17 program and an expected softening in our helicopter business, reflecting a decline in demand and lower projected defense spending. That said, we have a number of ongoing business initiatives that look to leverage our technology and product portfolio to grow content on existing platforms as well as penetrate new ones. Going forward, we will continue to drive cash flow to pay down additional debt and use our continuous improvement initiatives to maintain a high level of customer satisfaction and expand margins."

Fourth Quarter Results
Net sales for the fourth quarter of 2013 were $188.0 million, a 3.1% decrease, compared to $193.9 million for the fourth quarter of 2012. The revenue decline year-over-year primarily reflects lower sales within the Company’s military and commercial helicopter products.
Including the impact of $14.1 million in program-related charges, Ducommun's net loss for the fourth quarter of 2013 was $4.5 million, or $(0.42) per diluted share, compared to net income of $3.4 million, or $0.32 per diluted share, for the fourth quarter of 2012. The Company recognized $0.8 million of federal research and development tax credits in the fourth quarter of 2013, while the prior-year period contained no such benefits. The fourth quarters of both 2013 and 2012 included both favorable and unfavorable tax adjustments.
Operating income for the fourth quarter of 2013 was $0.3 million, or 0.1% of revenue, compared to $14.7 million, or 7.6% of revenue, in the comparable period last year. Operating income in the fourth quarter of 2013 was impacted by lower sales and $14.1 million in program-related charges.
Adjusted EBITDA for the fourth quarter of 2013 was $16.8 million, or 8.9% of revenue, compared to $22.7 million, or 11.7% of revenue, for the comparable period in 2012. Interest expense declined to $7.3 million in the fourth quarter of 2013, compared to $8.1 million in the previous year’s fourth quarter, as the Company continued to de-lever its balance sheet.

Cash flow generated from operations during the fourth quarter of 2013 was $31.5 million compared to $36.2 million in the prior year’s fourth quarter. The lower cash provided by operating activities reflects the lower net income amount in 2013.
Ducommun AeroStructures (DAS)
The Company’s DAS segment reported net sales for the fourth quarter of $80.8 million compared to $82.2 million in the fourth quarter of 2012. Revenue decreased 1.6% primarily due to lower sales of military fixed wing products and military and commercial helicopter products, partially offset by higher sales of commercial fixed wing products.

DAS segment operating loss was $5.6 million, or 7.0% of revenue, compared to operating income of $7.2 million, or 8.8% of revenue, in the fourth quarter of 2012. The lower operating margin is a result of the $14.1 million in program related charges related to the Embraer Legacy 450/500 and Boeing 777 wing tip contracts. Adjusted EBITDA was $6.4 million for the quarter, or 7.9% of revenue, compared to $10.3 million, or 12.6% of revenue, for the comparable quarter in the prior year.
Ducommun LaBarge Technologies (DLT)
The Company’s DLT segment reported net sales for the fourth quarter of $107.2 million compared to $111.7 million in the fourth quarter of 2012. The year-over-year decline reflects a 4.9% decrease in non A&D revenue and a 3.7% decrease in military and space revenues.
DLT’s operating income for the fourth quarter of 2013 was $9.4 million, or 8.8% of revenue, compared to $11.4 million, or 10.2% of revenue, in the 2012 fourth quarter. The decrease was primarily due to lower net sales in each product segment. EBITDA was $13.9 million in the quarter, or 13.0% of revenue, compared to $16.2 million, or 14.5% of revenue, in the comparable quarter of the prior year.
Corporate General and Administrative Expenses (CG&A)
CG&A expenses for the fourth quarter of 2013 were $3.4 million, or 1.8% of revenue, down from $3.9 million, or 2.0% of revenue, in the prior-year period, due to lower accrued compensation and benefits costs.
Full Year Results
Net sales for the full year 2013 were $736.7 million, a decrease of 1.4%, as compared to $747.0 million for 2012. Revenue declined due to a 22.8% decrease in the Company’s non-A&D end use markets, partially offset by 4.5% growth in defense technologies and 4.6% growth in commercial aerospace products.
Net income for 2013 was $9.3 million, or $0.86 per diluted share, compared to $16.4 million, or $1.55 per diluted share, for the comparable period of 2012. Diluted earnings per share for the twelve month period of 2013 included a federal research and development tax benefit of $4.5 million while the 2012 period included no such benefit. Diluted earnings per share for the twelve month periods of both 2013 and 2012 included tax benefits from expiring statutes of limitation and other favorable tax adjustments. The twelve month period of 2012 also included a state tax benefit of $1.6 million as a result of the acquisition of LaBarge Inc., which allowed the Company to file consolidated tax returns in certain states.

The Company recognized total federal research and development tax credit benefits of $2.5 million in the first quarter of 2013, $0.5 million in the second quarter of 2013, $0.7 million in the third quarter of 2013, and $0.8 million in the fourth quarter of 2013.
Operating income for 2013 was $37.6 million, or 5.1% of revenue, compared to $54.8 million, or 7.3% of revenue, for the comparable period last year. The Company’s operating margin decreased due to lower net sales, $14.1 million in program related charges, a $1.1 million inventory reserve charge and a one-time charge of $0.5 million related to the debt repricing and increased professional fees.
Adjusted EBITDA for 2013 was $75.5 million, or 10.2% of revenue, compared to $84.9 million, or 11.4% of revenue, for the comparable period last year. Interest expense declined to $29.9 million in 2013, compared to $32.8 million in the prior-year period, as the Company continued to de-lever its balance sheet.
During 2013, the Company generated $46.0 million of cash from operations compared to $47.5 million in 2012.

Ducommun AeroStructures (DAS)
The Company’s DAS segment reported net sales for 2013 of $315.2 million compared to $310.0 million in the prior-year period. The 1.7% increase in revenue is primarily attributable to higher sales of commercial fixed wing products, partially offset by lower sales of commercial and military helicopter products.
DAS segment operating income was $18.1 million, or 5.7% of revenue, compared to $28.8 million, or 9.3% of revenue, in 2012. The lower operating margin primarily reflects the program charges of $14.1 million in the fourth quarter of 2013. EBITDA was $30.5 million, or 9.7% of revenue, compared to $39.1 million, or 12.6% of revenue, for the prior-year period.

Ducommun LaBarge Technologies (DLT)
The Company’s DLT segment reported net sales for 2013 of $421.4 million, down 3.6% from $437.1 million in 2012. The lower revenue reflects a 22.8% decline in the segment’s non-A&D sales, partially offset by a 7.8% increase in the segment’s defense electronics and commercial aerospace revenues.
DLT’s operating income for 2013 was $36.2 million, or 8.6% of revenue, compared to $40.7 million, or 9.3% of revenue, in 2012. The decrease in operating margin was primarily due to lower efficiencies from lower net sales and higher charges for inventory reserves, partially offset by lower accrued compensation and benefit costs. EBITDA was $54.5 million, or 12.9% of revenue, compared to $59.6 million, or 13.6% of revenue, in the prior-year period.
Corporate General and Administrative Expenses (CG&A)
CG&A expenses for 2013 were $16.6 million, or 2.2% of revenue, up from $14.5 million, or 1.9% of revenue, in the prior-year period. CG&A expenses increased in 2013 primarily due to a workers’ compensation insurance payroll audit charge, expenses related to the Company’s debt repricing transaction and certain professional fees, partially offset by lower accrued compensation and benefits costs.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held today, February 27, 2014 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 877-280-4959 (international 857-244-7316) prior to the conference time. The participant passcode is 24331269. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 29953781.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Joseph P. Bellino	or	Chris Witty
Vice President, Treasurer and Chief Financial Officer		Investor Relations
(310) 513-7211		(646) 438-9385/cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$48,814	$46,537
Accounts receivable, net	91,909	97,300
Inventories	140,507	148,318
Production cost of contracts	11,599	17,960
Deferred income taxes	10,850	5,474
Other current assets	27,085	13,997
Total Current Assets	330,764	329,586
Property and Equipment, Net	96,090	98,383
Goodwill	161,940	161,940
Intangibles, Net	165,465	176,356
Other Assets	9,940	13,824
Total Assets	$764,199	$780,089
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$25	$3,042
Accounts payable	58,111	52,578
Accrued liabilities	45,453	50,184
Total Current Liabilities	103,589	105,804
Long-Term Debt, Less Current Portion	332,677	362,702
Deferred Income Taxes	68,489	65,355
Other Long-Term Liabilities	19,750	23,553
Total Liabilities	524,505	557,414
Commitments and Contingencies
Shareholders’ Equity
Common stock	110	107
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	70,542	66,475
Retained earnings	174,828	165,485
Accumulated other comprehensive loss	(3,862)	(7,468)
Total Shareholders’ Equity	239,694	222,675
Total Liabilities and Shareholders’ Equity	$764,199	$780,089

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fourth Quarters		Year Ended
	2013	2012	2013	2012
Net Sales	$187,975	$193,892	$736,650	$747,037
Cost of Sales	168,031	158,442	614,233	605,585
Gross Profit	19,944	35,450	122,417	141,452
Selling, General and Administrative Expenses	19,674	20,748	84,849	86,639
Operating Income	270	14,702	37,568	54,813
Interest Expense	7,250	8,084	29,918	32,798
Income Before Taxes	(6,980)	6,618	7,650	22,015
Income Tax Expense (Benefit)	(2,476)	3,183	(1,693)	5,578
Net Income (Loss)	$(4,504)	$3,435	$9,343	$16,437
Earnings (Loss) Per Share
Basic earnings (loss) per share	$(0.42)	$0.32	$0.87	$1.55
Diluted earnings (loss) per share	$(0.42)	$0.32	$0.86	$1.55
Weighted-Average Number of Common Shares Outstanding
Basic	10,804	10,595	10,695	10,580
Diluted	10,804	10,634	10,852	10,628

Gross Profit %	10.6%	18.3%	16.6%	18.9%
SG&A %	10.5%	10.7%	11.5%	11.6%
Operating Income %	0.1%	7.6%	5.1%	7.3%
Net Income %	(2.4)%	1.8%	1.3%	2.2%
Effective Tax Rate (Benefit)	35.5%	48.1%	(22.1)%	25.3%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Fourth Quarters
	% Change	2013	2012	% of Net Sales 2013	% of Net Sales 2012
Net Sales
DAS	(1.6)%	$80,795	$82,150	43.0%	42.4%
DLT	(4.1)%	107,180	111,742	57.0%	57.6%
Total Net Sales	(3.1)%	$187,975	$193,892	100.0%	100.0%
Segment Operating Income
DAS (3)		$(5,644)	$7,217	(7.0)%	8.8%
DLT		9,409	11,438	8.8%	10.2%
		3,765	18,655
Corporate General and Administrative Expenses (1) (2)		(3,496)	(3,953)	(1.9)%	(2.0)%
Total Operating Income		$269	$14,702	0.1%	7.6%
EBITDA (1)
DAS
Operating Income (3)		$(5,644)	$7,217
Depreciation and Amortization		5,019	3,113
		(625)	10,330	(0.8)%	12.6%
DLT
Operating Income		9,409	11,438
Depreciation and Amortization		4,484	4,795
		13,893	16,233	13.0%	14.5%
Corporate General and Administrative Expenses
Operating loss (2)		(3,496)	(3,953)
Depreciation and Amortization		47	44
		(3,449)	(3,909)	(1.8)%	(2.0)%
EBITDA		$9,819	$22,654
Adjusted EBITDA
Asset Impairments (3)		$6,975	$—
Adjusted EBITDA		$16,794	$22,654	8.9%	11.7%

Capital Expenditures
DAS		$4,079	$1,590
DLT		1,954	1,888
Corporate Administration		49	5
Total Capital Expenditures		$6,082	$3,483

(1)	Includes costs not allocated to either the DLT or DAS operating segments.

(2)	The 2013 and 2012 periods include $.1 million and $0.2 million, respectively, of workers’ compensation insurance expenses included in gross profit and not allocated to the operating segments.

(3)
The 2013 fourth quarter includes $14.1 million in charges related to fourth quarter asset impairment charges of $5.7 million on the Embraer 450/500 Legacy contracts and $1.3 million on the Boeing 777 wing tip contract; forward loss reserves of $3.9 million on the Embraer 450/500 Legacy contracts and $1.3 million on the Boeing 777 wing tip contract; and inventory write-offs of $1.9 million on the Embraer 450/500 Legacy contracts.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Years Ended December 31,
	% Change	2013	2012	% of Net Sales 2013	% of Net Sales 2012
Net Sales
DAS	1.7%	$315,232	$309,982	42.8%	41.5%
DLT	(3.6)%	421,418	437,055	57.2%	58.5%
Total Net Sales	(1.4)%	$736,650	$747,037	100.0%	100.0%
Segment Operating Income
DAS (4)		$18,122	$28,792	5.7%	9.3%
DLT (2)		36,181	40,698	8.6%	9.3%
		54,303	69,490
Corporate General and Administrative Expenses (1) (2) (3)		(16,735)	(14,677)	(2.3)%	(2.0)%
Total Operating Income		$37,568	$54,813	5.1%	7.3%
EBITDA (1)
DAS
Operating Income (4)		$18,122	$28,792
Depreciation and Amortization		12,406	10,313
		30,528	39,105	9.7%	12.6%
DLT
Operating Income (2)		36,181	40,698
Depreciation and Amortization		18,346	18,934
		54,527	59,632	12.9%	13.6%
Corporate General and Administrative Expenses (1) (2) (3)
Operating loss		(16,735)	(14,677)
Depreciation and Amortization		174	166
		(16,561)	(14,511)	(2.2)%	(1.9)%
EBITDA		$68,494	$84,226	9.3%	11.3%
Adjusted EBITDA
Merger-related expenses (2)		$—	$702
Asset Impairments (4)		$6,975	$—
Adjusted EBITDA		$75,469	$84,928	10.2%	11.4%

Capital Expenditures
DAS		$8,287	$7,950
DLT		5,000	7,809
Corporate Administration		116	54
Total Capital Expenditures		$13,403	$15,813

(1)	Includes costs not allocated to either the DLT or DAS operating segments.

(2)
The 2012 period includes merger-related transaction costs of $0.3 million in Corporate General and Administrative Expenses and $0.4 million in DLT resulting from a change in control provision for certain key executives and employees arising in connection with the LaBarge Acquisition.

(3)	The 2013 and 2012 periods include $1.2 million and $0.6 million, respectively, of workers' compensation insurance expenses included in gross profit and not allocated to the operating segments.

(4)
The 2013 period includes $14.1 million in charges related to fourth quarter asset impairment charges of $5.7 million on the Embraer 450/500 Legacy contracts and $1.3 million on the Boeing 777 wing tip contract; forward loss reserves of $3.9 million on the Embraer 450/500 Legacy contracts and $1.3 million on the Boeing 777 wing tip contract; and inventory write-offs of $1.9 million on the Embraer 450/500 Legacy contracts.